EDMONDS 1, INC.

Certificate of Amendment

of Certificate of Incorporation

The Certificate of Incorporation of this corporation shall be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of this corporation shall be: Red Mile Entertainment, Inc.

The Certificate of Incorporation of this corporation shall be amended further by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is ONE HUNDRED MILLION (100,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”), and TWENTY MILLION (20,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of April, 2006.

EDMONDS 1, INC.

By: /s/ Chester Aldridge

Chester Aldridge, President